ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT made this _____ day of March, 1999 (but effective as of February 2, 1999) by and between BASIC ORGANIZA TION OF MIDDLE ECONOMIC RESURGENCE SOCIETY, INC., a Florida corporation ("Seller"), and BOOMERS.COM, INC., a Florida corpora tion ("Buyer").

                                  RECITALS:

A. Seller operates and is the sole owner of all assets of a line of business commonly known as and referred to herein as the Boomers line of business.

B. Buyer wishes to purchase the assets of the Boomers line of business (excluding all liabilities of whatever nature related thereto except as otherwise expressly provided in this Agreement) currently conducted by Seller (the "Transferred Business") so that, after the consummation of the purchase and the transactions contemplated hereunder, Buyer will be actively conducting the Transferred Business.

C. The transfer of the Transferred Business will be effected by the transfer (the "Asset Transfer") to Buyer of those assets and properties, tangible and intangible, of and pertaining to or used in the Transferred Business, wherever located, and whether or not on the books and records of Seller listed on the SCHEDULE OF ASSETS attached hereto (such assets and property being collec tively referred to herein as the "Purchased Assets").

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

                                  ARTICLE I
                         PURCHASE AND SALE OF ASSETS

 1.1 SALE OF PURCHASED ASSETS. On the terms and subject to the conditions contained herein, Seller agrees to sell to Buyer and Buyer agrees to buy from Seller, at the Closing described in Section 2.1 hereof, all of the Purchased Assets.

 1.2 COMPLETION OF ASSET TRANSFER. At the Closing, Seller shall transfer and assign to Buyer good and valid title to the Purchased Assets free and clear of any liens. The transfer and delivery of the Purchased Assets by Seller to Buyer shall be effected by the execution and delivery of all necessary instru ments of transfer. Seller shall take all other steps as may be reasonably necessary to put Buyer in actual possession and operating control of the Purchased Assets. To the extent that any sale, transfer, use or other similar taxes may be imposed by reason of such sale, transfer, assignment and delivery of the Purchased Assets, Buyer shall pay such taxes.

 1.3 NON-COMPETE. Seller covenants that for a period of three (3) years after the Closing Date (as defined in Section 2.1 below), Seller (distinct from its officers and directors) will not, directly or indirectly, either on its own or in conjunction with or on behalf of any person, firm or company, carry on, or be engaged, or hold an interest in carrying on within the United States any business that could be deemed similar to the Boomers line of business. Notwithstanding the foregoing, the parties acknowledge and agree that ownership by Seller of the securities of Buyer to be issued to Seller at Closing shall not constitute a breach of this Section 1.3. In the event that the covenant of Seller contained in this Section 1.3 is more restrictive than permitted by the law of the jurisdiction in which Buyer seeks enforcement thereof, the covenant of Seller contained in this Section 1.3 shall be limited to the extent permitted by law.

 1.4 PURCHASE PRICE. The total consideration for all of the transactions contemplated by this Agreement (the "Purchase Price") shall be (a) forty five thousand dollars ($45,000) allocated to tangible assets, (b) cancellation of debt in the amount of two hundred fifty five thousand nine hundred dollars ($255,900) owed by Seller to Buyer (after applying the cash payment described in clause (a) to such debt) and (c) five million four thousand (5,004,000) shares of common stock of Buyer ("Common Stock"). The Purchase Price shall be due at the Clos ing. The Common Stock shall be issued to the parties and in the denominations set forth on the SCHEDULE OF RECIPIENTS, provided that the requirements for issuance stipulated by Buyer's securi ties counsel are met.

 1.5 SUBSEQUENT DOCUMENTATION. At any time and from time to time after the Closing, upon the request of Buyer and without further consideration to Seller, but with Buyer and Seller bearing their own respective expenses coincident thereto, Buyer and Seller shall do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances, assumptions, powers of attorney and assurances as may be reasonably required for the better assigning, transferring, granting and conveying to Buyer or for aiding and assisting in collecting and reducing to possession and control of Buyer any or all of the Purchased Assets. Notwithstanding the foregoing, the parties acknowledge and agree that (i) Buyer shall bear all expenses in connection with the delivery and transportation of all tangible personal property purchased hereunder and (ii) Seller shall take all reasonable steps necessary for securing consents to contracts assigned hereunder.

                                  ARTICLE II
                                 THE CLOSING

 2.1 CLOSING. The Closing of the purchase and sale of the Purchased Assets provided for in this Agreement (the "Closing") shall take place at 10:00 a.m., Florida time, at the offices of Rutherford Mulhall & Wargo, P.A., 2600 N. Military Trail, Boca Raton, Florida 33403, on March ___, 1999 BUT SHALL BE RETROAC TIVELY EFFECTIVE AS OF FEBRUARY 2, 1999 (the "Closing Date"). At the
Closing:

     (a)  Seller shall execute and deliver to Buyer:

          (i)  all title deeds and documents in respect of the Purchased Assets;

          (ii) a bill of sale in the form of EXHIBIT "A" for the Purchased Assets executed by Seller in favor of Buyer (the "Purchase Bill of Sale");

         (iii) a Certificate of Officer executed by the president of Seller, certifying as follows:

               (A) No injunction or temporary restrain ing order has been issued which restrains, prohibits or invali dates the Asset Transfer or the other transactions contemplated by this Agreement; and

               (B) No legal action or proceeding has been instituted or threatened seeking to restrain, prohibit or invalidate the purchase or sale of the Purchased Assets or the other transactions contemplated by this Agreement; and

          (iv) an Investment Representation Letter in the form attached hereto as EXHIBIT "B".

     (b)  Buyer shall deliver to Seller:

           (i) the shares as specified in Section 1.4(a) above;

          (ii) a Satisfaction of Debt in the form attached hereto as EXHIBIT "C"; and

         (iii) evidence of the assumption of the liabili ties set forth on the SCHEDULE OF ASSUMED LIABILITIES (the "Assumed Liabilities").

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

 3.1 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer as of the date hereof as fol lows:

     (a) EXECUTION AND VALIDITY OF AGREEMENT. Seller has all requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder. This Agreement and the Purchase Bill of Sale will be duly executed and delivered by Seller and, assuming due authoriza tion, execution and delivery by the other parties thereto, constitute the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorga nization, moratorium or other laws relating to or limiting creditors' rights generally or by equita ble principles relating to enforceability.

     (b) CORPORATE ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of Florida, and has the corporate power and authority to own, use and operate properties and to carry on the business as the same is now being conducted by Seller.

     (c) NO CONFLICT. Neither the execution and delivery of this Agreement, nor the performance by Seller of the transactions contemplated hereby and thereby, will (i) violate or conflict with any of the provisions of the Articles of Incorporated or Bylaws of Seller; (ii) with or without the giving of notice or the lapse of time or both, violate or constitute a default under, or result in the ac celeration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under any lien, in denture, deed of trust, lease, contract, agree ment, license or other instrument or violate any provision of any law, order, judgment, decree, restriction or ruling of any governmental author ity to which Seller is a party or by which any of its property is bound; or (iii) result in the creation of any lien, mortgage, pledge, charge, claim, security interest, encumbrance or any other contractual restriction of any nature whatsoever ("Lien") upon any of the Purchased Assets, the loss of any license or other contractual right with respect thereto or, affect the ability of Buyer to conduct successfully the Transferred Business subsequent to the Closing.

     (d) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since De cember 31, 1998, there has not been, with respect to the Boomers line of business:

           (i) any change in the business or financial condition or any other event directly re lated to Seller which could reasonably be expected, either in any case or in the ag gregate, to have a material adverse effect on the business, operations or properties of the Boomers line of business taken as a whole ("Material Adverse Effect");

          (ii) the incurrence of any indebtedness for money borrowed in respect of the Boomers line of business or the creation of any Lien on any of the Purchased Assets (whether tangible or intangible);

         (iii) any transfer or grant of any rights under any licenses, agreements, trademarks, tradenames, inventions, processes, techni cal know-how or other proprietary rights related to the Boomers line of business either within or outside the United States;

          (iv) any material damage, destruction or loss to any of the Purchased Assets (whether or not covered by insurance); or

          (v) any agreement to do any of the foregoing in respect of the Purchased Assets.

               Notwithstanding the foregoing, Seller makes no representations or warranties concerning its financial condition.

     (e) ABSENCE OF LIENS. Seller has and, at Closing, Buyer will have, good and valid title to the Pur chased Assets, free of all Liens except liens for Taxes (as defined in subsection (p) below) not yet due and payable and other minor imperfections which do not interfere with the use or ownership of the Purchased Assets.

     (f) CONDITION AND ADEQUACY OF PURCHASED ASSETS. The tangible Purchased Assets are in a good state of repair and operating condition, ordinary wear and tear excepted.

     (g) TRADEMARKS. The SCHEDULE OF INTELLECTUAL PROPERTY attached hereto sets forth all domestic trade marks, brand names, copyrights, copyright regis trations, technical know-how and other proprietary rights relating to the Transferred Business used and/or owned in whole or in part by Seller. No licenses, sublicenses, covenants or agreements have been granted or entered into by Seller pursu ant to which Seller licenses any person to use any of the foregoing or any other technical knowhow or other proprietary rights of Seller applicable to the Boomers line of business. Seller owns all domestic trademarks, brand names, or copyrights, processes, technical know-how and other propri etary rights used in the Transferred Business, free of any Liens. No proceedings have been in stituted or are pending or threatened which chal lenge the validity of the ownership or use by Seller either within or outside the United States of any trade name, brand name or copyright. There is no infringing use of any of such trademarks or infringement of any of such copyrights by any other person, either within or outside the United States, known to Seller.

     (h) CONTRACTS. The SCHEDULE OF CONTRACTS attached hereto accurately lists all contracts, agreements and arrangements, whether written or oral, express or implied, or having any other legally binding basis which are material to the Transferred Busi ness to which the Transferred Business is a party directly or indirectly or by which it or any of its property is bound on the date hereof. True, correct and complete copies of the written con tracts, leases, agreements, plans and arrangements listed on the SCHEDULE OF CONTRACTS have been made available to Buyer. Summaries of all oral contracts listed on the SCHEDULE OF CONTRACTS are correct and do not omit to state any fact neces sary to make the statements therein complete or not misleading.

     (i) COMPLIANCE WITH CONTRACTS, AGREEMENTS, ETC. Seller is in substantial compliance with all terms and provisions of all contracts listed on the SCHEDULE OF CONTRACTS and all such contracts are valid and binding in accordance with their terms and in full force and effect in all material re spects, and no material breach or material default by Seller or event which, with notice or lapse of time or both, could constitute a material breach or material default by Seller, exists with respect thereto, and no party thereto has given notice or asserted to Seller that Seller is in default thereunder and no other party thereto is in breach or default thereunder.

     (j) LITIGATION. There are no lawsuits, actions, arbi trations or legal or administrative or regulatory proceedings, charges, complaints or investigations pending or threatened against Seller in respect of the Transferred Business. None of the Purchased Assets is subject to or bound by, any order, judg ment, injunction, stipulation, award or decree (whether rendered by a court or administrative agency or by arbitration). There are no cita tions, fines or penalties heretofore asserted against Seller under any foreign, federal, state or local law that remain unpaid that bind the Purchased Assets and Seller has not received any unresolved notice from any foreign, federal, state or local agency or other governmental authority with respect to any violation of any foreign, federal, state or local law, regulation, order or decree applicable to the Transferred Business.

     (k) GOVERNMENTAL REGULATIONS. There have been no notices received and there are no proceedings pending or threatened, with respect to a violation by Seller of any law, rule, regulation, decree or order applicable to the Transferred Business.

     (l) BROKER'S OR FINDER'S FEES. Seller has not autho rized any person to act as a broker, finder or in any similar capacity in connection with the trans actions contemplated by this Agreement other than those whose fees and expenses with respect to such transactions will be paid in full by Seller.

     (m) CORPORATE RECORDS. The books and records of Seller are complete and correct in all material respects, have been maintained in accordance with good business practices, have been made available to Buyer and are in Buyer's possession.

     (n) LABOR MATTERS. None of the directors or officers of Seller has been informed that any of the key employees of the Boomers line of business plans to terminate his, her or their employment during the one hundred eighty (180) day period subsequent to the Closing Date.

     (o) TAX MATTERS. All Tax Returns (as hereinafter defined) required by law to be filed on or prior to the date hereof by, or with respect to the operations, activities and assets of the Trans ferred Business have been properly and timely filed with the appropriate governmental agencies having jurisdiction, and all such Tax Returns are correct, accurate and complete in all material respects. All Taxes (as hereinafter defined) shown to be due on such Tax Returns have been paid. For purposes of this Agreement, "Tax" or "Taxes" shall mean all federal, state, local and foreign taxes, charges, fees, levies or other assessments, whether in the nature of income, profits, franchise, sales, value added, use, transfer, occupation, property, severance, produc tion, excise, withholding, employers', customs or gross receipts, and other taxes or duties of any kind whatsoever in respect of the Transferred Business (including interest, additions to tax, penalties and fines (with respect to any tax)). "Tax Return" and "Tax Returns" shall mean any report, return or other information, or any amend ment thereof, required to be filed or supplied in connection with any Tax.

     (p) OMISSIONS. No representation or warranty by Seller contained in this Agreement, and no written statement, certificate, schedule, list or other written information furnished by or on behalf of Seller to Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby when taken together with the other state ments herein or therein contains any untrue state ment of a material fact or omits to state a mate rial fact necessary in order to make the state ments herein or therein, in light of the circum stances under which they were made, not mislead ing. There is no fact known to Seller which mate rially adversely affects or in the future would (so far as can now be foreseen) materially ad versely affect the Transferred Business which has not been set forth in this Agreement.

     (q) INVESTMENT STATUS. Seller is acquiring the shares of Common Stock issuable to Seller hereunder and each of the parties named on the SCHEDULE OF RECIPIENTS is acquiring the shares of Common Stock issuable to him hereunder for their own accounts and not with a view to, or for sale in connection with, any distribution of the Common Stock of Buyer.

     (r) INVESTMENT EXPERIENCE; SOPHISTICATION. Seller has had the opportunity to meet with management of Buyer and explore with the management of Buyer the current and potential future value of the Common Stock. Seller further represents and warrants that Buyer at no time has given any projection or guaranty to Seller as to the future worth of the Common Stock.

     (s) NO APPLICATION OF BULK SALES LAWS. Seller repre sents that neither the Asset Transfer nor the other transactions contemplated pursuant to this Agreement are subject to any bulk transfer laws.

3.2 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer repre sents and warrants to Seller and as of the Closing Date as follows:

(a) ORGANIZATION. Buyer is a corporation duly orga nized, validly existing and in good standing under the laws of Florida and has all requisite corpo rate power and authority to own, use and operate its property and to carry on its business.

(b) AUTHORITY. The execution and delivery of this Agreement by Buyer, the purchase of the Purchased Assets and the performance of the other transac tions herein have been duly authorized by the Board of Directors of Buyer and the authorizing resolutions have been certified to Seller by the officers of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes the legal, valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, except as enforcement may be lim ited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or limiting creditors' rights generally or by equitable prin ciples relating to enforceability.

(c) NO CONFLICT. Neither the execution and delivery of this Agreement, nor the performance by Buyer of the transactions contemplated hereby will (i) violate or conflict with any of the provisions of the Articles of Incorporation or Bylaws of Buyer; (ii) with or without the giving of notice or the lapse of time or both, violate or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under any mortgage, charge, indenture, deed of trust, lease, contract, agreement, license or other instrument or any provision of any law, order, judgment, decree, restriction or ruling of any governmental authority to which Buyer is a party, or by which any of its property is bound.

(d) BROKER'S OR FINDER'S FEES. Buyer has not autho rized any person to act as a broker, finder or in any other similar capacity in connection with the transactions contemplated by this Agreement.

(e) OMISSIONS. No representation or warranty by Buyer contained in this Agreement and no written state ment, certificate, schedule, list or other written information furnished by or on behalf of Buyer to Seller pursuant to this Agreement or in connection with the transactions contemplated hereby when taken together with the other statements herein or therein contains any untrue statement of a mate rial fact or omits to state a material fact neces sary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact known to Buyer which materially adversely affects or in the future would (so far as can now be fore seen) materially adversely affect the Transferred Business or issuance of the Common Stock which has not been set forth in this Agreement.

 3.3 LIMITATIONS ON SURVIVAL. Each of the representations and warranties made by the parties in Article III of this Agree ment shall survive the Closing to and until the date which is one (1) year after the Closing Date PROVIDED that a fraudulent representation or warranty contained herein shall survive the Closing to and until the date which is one hundred twenty (120) days following expiration of the applicable statutes of limita tions with respect to claims for fraud (at which time they shall terminate). Each of the representations and warranties contained in Section 3.1(p) shall survive the Closing to and until the date which is one hundred twenty (120) days following expiration of the applicable statutes of limitations with respect to the Taxes to which such representation or warranty relates, and each of the representations and warranties contained in Sections 3.1(a) and (b) and Sections 3.2(a) and (b) will survive the Closing and shall not terminate.

                                  ARTICLE IV
                    ACTIONS SUBSEQUENT TO THE CLOSING DATE

4.1 BOOKS AND RECORDS. Seller shall deliver to Buyer all books, papers, files and records that relate to the Transferred

Business and the Purchased Assets relating to the Transferred Business. Buyer agrees to permit Seller to have access to, and to make copies of, all books, papers, files and records of Buyer during normal business hours and upon reasonable notice, to the extent necessary to enable Seller to discharge any legal obliga tions relating to its ownership of the Purchased Assets.

 4.2 CONFIDENTIALITY. Seller agrees to keep confidential and not disclose to any person or use for its own benefit any trade secret or other confidential information concerning the Boomers line of business or Buyer, except that which is in the public domain through no fault of Seller and except as Seller may be legally required to disclose pursuant to applicable laws, regulations, court or administrative orders. Buyer agrees to keep confidential and not disclose to any person or use for its own benefit any information concerning Seller except information which is in the public domain and except as Buyer may be legally required to disclose pursuant to applicable laws, regulations, court or administrative orders.

 4.3 COOPERATION IN LITIGATION. Each party shall provide the other with such cooperation as may reasonably be requested, at the expense of the requesting party (unless the requesting party is to be indemnified with respect thereto, in which case such cooperation shall be given at the expense of the indemnify ing party), in connection with the defense of any litigation whether existing at the Closing Date or arising thereafter out of, or relating to, the business or affairs of the Transferred Business, including without limitation, by making available all books and records reasonably available relating thereto, and all employees having knowledge of the matters in controversy.

 4.4 NON-SOLICITATION OF EMPLOYEES. For a period of one (1) year after the Closing Date, no party hereto shall, either on its own account or in conjunction with or on behalf of any other person, firm or company, solicit or entice away from any other party hereto, any officer, employee or customer.

 4.5 USE OF NAME. Upon Closing, Buyer shall have the right to use the name "Boomers" in its corporate name and in connection with the operation of the Transferred Business.

 4.6 PUBLICITY. Neither Seller nor Buyer shall make or cause to be made any public announcement concerning the transac tions contemplated by this Agreement without giving prior written notice to the other party.

 4.7 TAX BASIS INFORMATION. As soon as practicable after the Closing Date, Seller shall deliver to Buyer: all information necessary to prepare a tax basis balance sheet which will state with respect to each asset (including all tangible and intangible personal property) comprising the Transferred Business at the

Closing Date the adjusted tax basis, the method of amortization or depreciation used, the accumulated depreciation or amortiza tion claimed, the date placed in service, and the useful life used to compute depreciation, amortization and/or investment tax credit and remaining useful life; and true, correct and complete copies of all Tax Returns, deficiencies, assessments, audit reports, closing agreements with and notices from any taxing authority, accounting work papers and pertinent financial records for the Transferred Business for all years with respect to which the statute of limitations has not expired.

 4.8 PERFORMANCE OF OBLIGATIONS BY BUYER. With respect to all contracts assigned to Buyer pursuant to this Agreement, Buyer covenants and agrees to perform the contractual obligations required to be performed by the terms thereof on or after the Closing Date (except to the extent such obligations arise as a result of any failure by Seller to perform any agreement or covenant contained therein on or before the Closing Date).

 4.9 BULLETIN BOARD APPLICATION. Within ninety (90) days of the Closing Date, Buyer shall (a) use its best efforts to have a member firm of the National Association of Securities Dealers, Inc. file an application on Form 211 to have shares of the Buyer's Common Stock trade on the Over-the-Counter Electronic Bulletin Board, and (b) file a registration statement on Form 10- SB at the Securities and Exchange Commission to become a report ing company as that term is described in the Securities Exchange Act of 1934.

 4.10 REINSTATEMENT; PAYROLL TAXES. In the event that Seller is not validly existing and in good standing under the laws of Florida on the Closing Date, Buyer shall rectify such situation with Seller's cooperation. In the event that Seller has not paid all withholding and employers' Taxes, Buyer shall pay same at its own expense.

 4.11 LEGEND REMOVAL. Upon expiration of the holding period applicable to the Common Stock imposed thereon by Rule 144 as promulgated the Securities and Exchange Commission, Buyer agrees to cooperate to the best of its ability to have the restrictive legends removed from the certificates representing the Common Stock.

                                   ARTICLE V
                                INDEMNIFICATION

 5.1 INDEMNIFICATION BY SELLER. Subject to the limitations set forth in Section 5.7, Seller hereby covenants to indemnify Buyer, its officers, directors, employees and representatives (each a "Buyer Indemnified Party" and collectively, the "Buyer Indemnified Parties"), against, and agrees to protect, save and keep harmless the Buyer Indemnified Parties from payment, and hereby assumes liability for the payment of all liabilities (including liabilities for taxes), obligations, losses, damages, penalties, claims, actions, suits, judgments or settlements of any nature or kind, whether known or unknown, absolute or contin gent, accrued or unaccrued, liquidated or unliquidated and including all costs, expenses and disbursements (including reasonable cost of investigation by, and actual attorneys', accountants' and expert witnesses' fees and expenses payable to, third parties) (collectively, "Loss" or "Losses"), arising out of or resulting from (a) any breach by Seller of a representation or warranty contained herein, (b) any failure by Seller to perform any agreement or covenant contained herein or (c) any claim or cause of action of any third party arising out of any action, inaction, event, condition or obligation (other than contractual obligations of Buyer required to be performed by the terms thereof on or after the Closing Date) of Seller occurring or existing prior to the Closing Date.

 5.2 INDEMNIFICATION BY BUYER. Subject to the limitations set forth in Section 5.7, Buyer hereby agrees to indemnify Seller, its officers, directors, employees and representatives (each a "Seller Indemnified Party" and collectively, the "Seller Indemnified Parties") against, and agrees to protect, save and keep harmless the Seller Indemnified Parties from payment, and hereby assumes liability for the payment, of any or all Losses or Loss arising out of or resulting from (a) any breach by Buyer of a representation or warranty contained herein, (b) any failure by Buyer to perform any agreement or covenant contained herein, (c) that certain agreement dated March 4, 1998 between Andrew G. Beers & Associates and Seller, or (d) any claim or cause of action of any third party arising out of any action, inaction, event, condition or obligation (other than contractual obliga tions of Seller not transferred to Buyer hereunder and required to be performed by the terms thereof on or after the Closing Date) of Buyer occurring or existing on or following the Closing Date.

 5.3  PROCEDURE FOR GENERAL CLAIMS.

     (a) GENERAL CLAIMS BY BUYER. Buyer shall give written notice to Seller with respect to any claim or event with respect to which Buyer believes it is or may be entitled to indemnification pursuant to
          Section 5.1 setting forth the general nature and basis of said claim or event and the amount thereof to the extent known. Each notice of claim shall be delivered in accordance with Section 6.3 hereto.

     (b) GENERAL CLAIMS BY SELLER. Seller shall give writ ten notice to Buyer with respect to any claim or event with respect to which Seller believes a Seller Indemnified Party is or may be entitled to indemnification pursuant to Section 5.2 setting forth the general nature and basis of said claim or event and the amount thereof to the extent known. Each notice shall be delivered in accor dance with Section 6.3 hereto.

 5.4  PROCEDURE FOR THIRD PARTY CLAIMS.

     (a) CLAIMS BY BUYER AND SELLER. Buyer, on behalf of itself or any Buyer Indemnified Party, on the one hand, or Seller, on behalf of itself or any Seller Indemnified Party on the other hand (the "Indemni fied Party") shall give prompt written notice to the party from whom indemnification is sought (the "Indemnifying Party") pursuant to
          Section 6.3 hereof (a "Notice of Third Party Claim") of any claim, action, suit or proceeding brought by any third party relating to litigation, administrative proceedings or similar actions (collectively, "Third Party Claims") with respect to which such Indemnified Party believes it is entitled to in demnification hereunder, together with an estimate of the amount in dispute thereunder and a copy of any claim, process, legal pleadings or correspon dence with respect thereto received by the Indem nified Party. In connection with any such Third Party Claim, the Indemnifying Party may, at its election and expense, participate in the defense of such Third Party Claim and no such Third Party Claim shall be settled without the consent of the Indemnifying Party, which shall not be unreason ably withheld, provided that the Indemnifying Party shall have acknowledged in writing the In demnifying Party's obligation to indemnify in respect of such Third Party Claim and the Indemni fying Party shall have provided reasonable assur ance (and related documents thereof) that the Indemnifying Party has and will have the financial ability to fulfil such obligations. With respect to any Third Party Claim relating solely to the payment of money damages and which will not result in the Indemnified Party becoming subject to in junctive or other equitable relief, within ten (10) days of receipt of notice of such Third Party Claim, the Indemnifying Party may, by written notice to the Indemnified Party, assume the de fense of such Third Party Claim through counsel of its own choosing which is reasonably acceptable to the Indemnified Party and with all expenses thereof to be paid by the Indemnifying Party, in which event the Indemnified Party may participate in the defense thereof with all expenses thereof to be paid by such Indemnified Party, PROVIDED that such Indemnified Party shall have the right to employ separate counsel to represent such In demnified Party if, in such Indemnified Party's reasonable judgment, a conflict of interest be tween the Indemnifying Party and such Indemnified Party exists with respect to such Third Party Claim with all expenses thereof to be paid by the Indemnified Party. In the event that the Indemni fying Party is, directly or indirectly, conducting the defense against any Third Party Claim, the fees and expenses of counsel to the Indemnified Party shall be paid by the Indemnifying Party. If the Indemnifying Party fails to assume the defense of such Third Party Claim by delivering a written notice of the Indemnifying Party's intention to assume such defense within ten (10) days of re ceipt of the initial notice thereof, or thereafter abandons or fails diligently to pursue such de fense, the Indemnified Party may assume such de fense. In the event the Indemnifying Party exer cises its right to undertake the defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indem nifying Party in such defense and make available to the Indemnifying Party all pertinent records, materials and information in its possession or under its control relating thereto as is reason ably required by the Indemnifying Party, with all expenses thereof incurred in connection therewith to be paid by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all such records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party, with all expenses incurred in connection therewith to be paid by the Indemnifying Party. Notwithstanding anything in this Section
          5.4 to the contrary, however, in the event of a claim with respect to which the Indemnifying Party has agreed to assume the defense thereof, the Indemni fying Party shall not thereafter be entitled to dispute, and hereby agree not to dispute, the Indemnified Party's right to indemnification therefor pursuant to Section 5.1 or Section 5.2 hereof or any subsequent claims of the Indemnified Party with respect to such Third Party Claim.

     (b) SETTLEMENT OR DECISION OF THIRD PARTY CLAIMS. The Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claim, (ii) settle or compromise any Third Party Claim in any manner that may, in the reasonable judgment of the Indemnified Party, adversely affect the Indemnified Party (including without limitation, any settlement or compromise that includes any admission of negligence or other malfeasance on the part of the Indemnified Party), or (iii) upon the issuance of an order of a court of competent jurisdiction or an arbitrator with respect to such Third Party Claim, appeal or oth erwise challenge such order without the consent of the Indemnified Party. Similarly, no Third Party Claim which is being defended in good faith by the Indemnifying Party in accordance with the terms of this Agreement shall be settled by the Indemnified Party without the written consent of the Indemni fying Party, which consent shall not be unreason ably withheld. Upon the settlement or compromise of any Third Party Claim, the order of a court of competent jurisdiction or arbitrator (if the In demnified Party has failed to consent to the ap peal or challenge thereof) with respect thereto or the final, non-appealable order of any appellate court (if the Indemnified Party has consented to the appeal or challenge thereof) with respect thereto, as the case may be, any resulting settle ment, award, damages or judgment shall be paid by the Indemnifying Party.

 5.5 INDEMNIFICATION MATTERS. In cases where any Indemni fied Party has made a prior payment with respect to any liability that is the subject of indemnification under Sections 5.1 or 5.2 hereof, the Indemnifying Party shall also pay interest on such funds at a rate per annum equal to the prime rate published by First Union National Bank of Florida, N.A. in effect from time to time during the relevant period, said interest to be due from the date of such prior payment to the date of payment of any such funds by the Indemnifying Party. The parties agree that payments by an Indemnifying Party made under Sections 5.1 or 5.2 hereof shall be treated as an adjustment to the Purchase Price for tax purposes. The provisions of this Article V shall not be deemed to be a limitation or waiver of any other remedy afforded by law to Buyer for indemnification under Section 5.1 hereof.

 5.6 TAX INDEMNIFICATION. Seller hereby agrees to indemnify the Buyer Indemnified Parties against, and agrees to protect, save and keep harmless the Buyer Indemnified Parties from pay ment, and subject to Section 4.10 hereinabove hereby assumes liability for the payment, of all Taxes with regard to the operations, activities and assets of the Transferred Business for (a) all years or periods (or portions thereof) ending (or deemed to end) on or prior to the Closing Date and (b) any taxable year or period of Seller which ends after the Closing Date to the extent that the Taxes are allocable to the operations of the Transferred Business up to the Closing Date, as determined on the basis of the permanent records of Seller (including workpapers).

 5.7 TERMINATION OF INDEMNIFICATION. The obligations to indemnify and hold harmless an Indemnified Party (a) pursuant to Section 5.6 shall terminate one hundred twenty (120) days follow ing the expiration of the applicable statutes of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof), (b) pursuant to Sec tions 5.1(a) and 5.2(a) shall terminate with respect to any theretofore unasserted claim when the applicable representation or warranty terminates, pursuant to Section 3.3, and (c) pursuant to the other clauses of Sections 5.1 and 5.2 shall not terminate; PROVIDED, HOWEVER, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice pursuant to Section 5.3 or
Section 5.4 hereof to the Indemnifying Party.

                                  ARTICLE VI
                              GENERAL PROVISIONS

 6.1 EXPENSES. All fees, commissions and other expenses incurred by any party hereto in connection with the negotiation of this Agreement and in preparing to consummate the Asset Transfer and the other transactions contemplated hereby, includ ing any fees and expenses of their respective counsel and finan cial advisors, shall be borne by the party incurring such fee or expense.

 6.2 EXECUTION IN COUNTERPARTS. This Agreement may be executed in counterparts, both of which shall be considered one and the same agreement, and shall become a binding agreement when both counterparts have been signed by each party and delivered to the other party.

 6.3 NOTICES. All notices, request, demands or other communications provided herein shall be made in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified first class mail, postage prepaid, as follows:

      (a)   If to Seller:     Basic Organization of Middle
                              Economic Resurgence Society, Inc.
                              1555 N.E. 39th Street
                              Ft. Lauderdale, FL
                              Attn: Harvey O. Underdahl

            with a copy to:   Jan M. Morris, Esq.
                              P. O. Box 276153
                              Boca Raton, FL 33427

      (b)   if to Buyer:      Boomers.Com, Inc.
                              161 "C" Street #194
                              Blaine, WA 98231-3939
                              Attn: J. Graham Douglas

            with a copy to:   Mirkin & Woolf, P.A.
                              1700 Palm Beach Lakes Blvd. #580
                              West Palm Beach, FL  33401
                              Attn: Mark H. Mirkin, Esq.

or to such other address as either party shall have specified by notice in writing to the other party. All such notices, re quests, demands and communications shall be deemed to have been received on the date of delivery or on the third business day after the mailing thereof.

 6.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida as applied to contracts entered into and to be performed in Florida and without regard to the application of principles of conflict of laws.

 6.5 TITLES AND HEADINGS. Titles and headings to Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

 6.6 SUCCESSORS AND ASSIGNS. This Agreement shall not be assignable by Seller without the prior written consent of Buyer or by Buyer without the prior written consent of Seller. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors in interest and assigns (provided that such successors in interest and assigns are permitted under this Agreement).

 6.7 ENTIRE AGREEMENT; NO ORAL WAIVER. This Agreement, the Schedules and the certificates and other documents contemplated hereby constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings and representa tions, whether oral or written, of the parties in connection therewith except to the extent incorporated or specifically referred to herein. No covenant or condition or representation not expressed in this Agreement shall affect or be effective to interpret, change or restrict this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action, suit or other proceeding involving this Agreement or the transactions contem plated hereby. This Agreement may not be changed or terminated orally, nor shall any change, termination or attempted waiver of any of the provisions of this Agreement be binding on any party unless in writing signed by Seller and Buyer. No modification, waiver, termination, rescission, discharge or cancellation of this Agreement and no waiver of any provision of or default under this Agreement shall affect the right of Seller or Buyer thereaf ter to enforce any other provision or to exercise any right or remedy in the event of any other default, whether or not similar.

 6.8 SEVERABILITY. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

 6.9 NO THIRD-PARTY RIGHTS. Nothing in this Agreement, express or implied, shall or is intended to confer upon any person other than the parties hereto or their respective succes sors or permitted assigns, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, includ ing without limitation any rights of employment.

 6.10 SUBMISSION TO JURISDICTION. Each of the parties hereto hereby irrevocably unconditionally:

     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement, (i) except as otherwise provided in clause
          (ii) below, to the exclusive general jurisdiction of the courts of the State of Florida and the United States sitting in Broward County, Florida PROVIDED -------- that such submission shall not limit the ability of Buyer or Seller to proceed against such person in any court of competent jurisdiction in the event that jurisdiction in such courts of exclu sive jurisdiction is denied, and (ii) to the non-exclusive general jurisdiction of the courts of the State of Florida and the United States sitting in Broward County, Florida in respect of any legal action or proceeding for the recognition and en forcement of any judgment;

     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such event or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage pre paid, to its address set forth in Section 6.3; and

     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

 6.11 REMEDIES. In the event of any failure or refusal by any party to comply with any covenant or agreement contained in this Agreement, the other party shall have the right to pursue the remedy of specific performance.

 6.12 ATTORNEYS' FEES. In the event of any controversy, claim or dispute between the parties arising out of or relating to this Agreement, or the breach thereof, the prevailing party shall be entitled to recover from the losing party attorneys' fees, expenses and costs actually incurred.

 IN WITNESS WHEREOF, the parties have executed, delivered and entered into this Agreement as of the day and year first above written.

                              BASIC ORGANIZATION OF MIDDLE
                              ECONOMIC RESURGENCE SOCIETY, INC.

                              By:_______________________________
                                 Name:__________________________
                                 Title:_________________________


                              BOOMERS.COM, INC.

                              By:_______________________________
                                 J. Graham Douglas, President